Exhibit 99.1

         ViewCast Working Capital Experiences $5.7 Million Turn Around

             Former Chairman Exercises Warrants and Increases Stake

     PLANO, Texas--(BUSINESS WIRE)--April 25, 2007--ViewCast Corporation (OTCBB:
VCST), a leader in developing the world's most advanced media encoding products, today announced that increased product sales and cash flow during 2006, coupled with recent initiatives to restructure its balance sheet have made significant improvements to its financial position. ViewCast's net working capital was $2.9 million at December 31, 2006, a $5.7 million increase from September 30, 2006, resulting in a current ratio of 2.5 as of December 31, 2006.

     ViewCast undertook an aggressive strategy to strengthen the company's balance sheet. During the fourth quarter of 2006, the $9.2 million debt conversion agreement with H. T. (Horace) Ardinger, former chairman of the board and a principal shareholder of the company, and the Ardinger Family Partnership, Ltd. contributed significantly to the improvement in ViewCast's current ratio.

     In February of 2007, in recognition of the significant boost in capital the company would receive from the warrant conversions, Horace Ardinger chose to exercise 100 percent of his public and public equivalent warrants further demonstrating his ongoing support of ViewCast and the management team. The vast majority of other warrant holders also elected to exercise their warrants. This resulted in the exercise of more than 90 percent of the company's outstanding public and public equivalent common stock purchase warrants during February 2007 with approximately 32,045,256 shares of its common stock outstanding. Due to the exercised warrants, ViewCast received $972,018 in new capital which will be used to fund additional business development.

     "Our goals to improve operating performance and strengthen ViewCast's balance sheet go hand-in-hand with increasing sales growth," said Laurie Latham, chief financial officer of ViewCast Corporation. "Growth remains our primary objective, and the additional capital made available through the exercise of these warrants will support expansion of our business. We appreciate the commitment of Mr. Ardinger and the other ViewCast warrant holders as we continue working towards a larger, more profitable company."

     In addition to the debt conversion and exercised warrants, during the year ended December 31, 2006, ViewCast experienced a sales increase of 21.0% compared to the same period of 2005. Plus interest expense in 2007 is expected to decline significantly due to the lower debt outstanding after the Ardinger debt conversion in December 2006.

     "Market demand for ViewCast products is strong and growing," said Dave Stoner, president and chief operating officer of ViewCast. "Demand for our Niagara line is especially high, and we are aggressively working to drive revenue growth through new product introduction, enhancements on existing lines and implementing innovative marketing initiatives. In the past few months, ViewCast has made great progress toward our path to long-term profitability."

     About ViewCast Corporation

     ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards and Niagara(R) video encoders/servers featuring Niagara SCX(R) encoder management software. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. More information is available on the company's Web site at www.viewcast.com.

     Safe Harbor Statement

     Certain statements, including those made by Laurie Latham and Dave Stoner may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to develop and market new products as technology evolves; the ability of the company to access capital; increased competition in the video communications; and the ability of the company to obtain and enforce its patents. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

     ViewCast, Osprey, Niagara and Niagara SCX are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries

     All trademarks are property of their respective holders.


     CONTACT: ViewCast Corporation
              Wendy Moore, 972-488-7200
              Fax: 972-488-7199
              wendym@viewcast.com
              or
              Wall Street Communications
              David Netz, 303-329-0359
              dave@wallstreetcom.tv
              or
              Investor Contact:
              Michael A. Burns & Associates
              Virginia Stuart, 214-521-8596
              Director of Investor Relations
              vstuart@mbapr.com